Exhibit 10.7

CONSULTANT AGREEMENT

THIS CONSULTANT AGREEMENT ("Agreement") is made and entered as of the 1st day of January, 2016 ("Effective Date") by and between DYADIC NEDERLAND B.V. (the "Company"), and Sky Blue Biotech kft. ("Consultant"). As part of the Agreement, Consultant is required to engage Ronen Tchelet, an individual born on July 20, 1957 and currently residing in Budapest, Hungary. Ronen Tchelet shall be personally bound by the same obligations and covenants of Consultant in this agreement. The Company and Consultant are each sometimes individually referred to as a "Party" and collectively, as the "Parties." Capitalized terms used herein shall have the meaning provided in this Agreement including, but not limited to, as set forth in Section 5.8 hereof.

RECITALS:

A.    The Company is engaged in the business of developing technology, expression systems and manufacturing processes related to enzymes and other protein products for use in the pharmaceuticals industry for human and animal applications. The Company is also in the business of conducting research & development and the licensing of and entering into other forms of collaborations using its research capabilities, and/or its technologies, including the use of the C1 platform technology. The Company desires to obtain the benefit of Consultant's experience, technical expertise and contacts in the industry listed above.

B.    Consultant desires to act as an independent contractor and in this position to fulfill the responsibilities of a Vice President of Research & Business Development for the Company. The Consultant will provide key know-how in the development of enzymes and other proteins and business development activities. The Company desires to so engage Consultant subject to the terms and conditions contained in this Agreement and the Consultant by executing the Agreement accepts such commitments, responsibilities and obligations as detailed below.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals and other good and valuable consideration the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

ARTICLE I
RELATIONSHIP

1.1    Services of Consultant. Consultant shall work for the Company for a minimum of one hundred and seventy six (176) hours of a normal work month. Consultant shall not advise competitors in any of the fields in described in the Recitals, and all other activities should not interfere with consulting services to the Company. Consultant shall give its best efforts to meet its obligations to the Company listed below including, but not limited to, the following (the "Services"):

(a)    Subject to Article 1.3, Consultant is free to render its services as it deems fit. Consultant will report primarily to the President and Chief Executive Officer of the Company, Dyadic International, Inc. ("Dyadic") Consultant acknowledges that its duties and responsibilities are subject to change from time to time, but will include and not be limited to assuming the role of General Manager of Dyadic's Dutch subsidiary, Dyadic Nederland BV, conduct business development, licensing and other collaboration efforts, directly oversee, supervise and direct specified research & development projects carried on at Dyadic Nederland BV, or elsewhere by (i) outside third parties, licensees, or affiliated entities of Dyadic or Dyadic Nederland BV) and/or (ii) by direct employees of Dyadic or its subsidiaries in the future. The responsibilities of the Consultant will be in the areas of Business Development, licensing and other collaboration efforts, preparing research & development programs with clear objectives, timelines and budgets and will be responsible for the supervision and direction of internal and external research & development projects, and whatever other duties the Consultant may be asked to perform from time to time by Dyadic.

1.2    Consultant's Representations. Consultant hereby represents and warrants to the
Company that:

(a)    the execution, delivery and performance by Consultant of this Agreement and any other agreements contemplated hereby to which Consultant is a party do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Consultant is a party or by which Consultant is bound;

(b)    Consultant is not a party to or bound by any consulting, non-competition or confidentiality agreement with any other Person which would or might interfere with Consultant's performance of its Services to the Company hereunder; and

(c)    upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Consultant, enforceable in accordance with its terms.

1.3    Independent Contractor. The relationship of Consultant to the Company shall be that of an independent contractor. Consultant shall retain sole discretion in the manner and means of the performance of the Services and Consultant's duties hereunder, it being expressly acknowledged and mutually agreed that Consultant is under the Company's control as to the results of Consultant's performance of Services hereunder only, and not as to the means by which any such results are accomplished. Further, the Parties hereby mutually and expressly acknowledge and agree that: (a) Consultant shall not be deemed to be the Company's agent, partner or employee, the Consultant shall have no authority to bind the Company or incur any obligation on behalf of the Company, and the Company shall not be liable for any obligation incurred by Consultant; and (b) except as otherwise determined by the Company in its absolute discretion, Consultant shall not participate in any employee benefits of the Company, including without limitation, insurance, vacation or retirement plans. As independent Contractor, there will be no "zeggenschaps" relation between Company and Consultant and Consultant shall be free to render the Services as it deems fit, in accordance with the provisions of this Agreement.

Consultant shall be solely responsible for payment of VAT, wage taxes and other taxes to the extent applicable and shall indemnify Company for any and all of such costs and expenses. Consultant is obliged to provide Company with a Declaration of Independent Contractor Status from the Hungarian Tax Authorities, which indicates that the Company is not required to withhold any taxes from the fee. Consultant is obliged to maintain such valid declaration during the entire duration of the Agreement. The Tax Declaration currently valid is annexed to this Agreement as Annex 1. Consultant will inform Company within 3 working days if (i) there is a full or partial withdrawal of the declaration or (ii) if there are circumstances that might lead to a full or partial withdrawal of the declaration. Consultant will at the same time inform the competent Hungarian tax inspector and the social security agency of these circumstances or change of circumstances. The Consultant shall be solely responsible for payment of VAT, wage taxes and other taxes to the extent applicable in Hungary and in the United States if applicable and shall indemnify Company for any and all of such costs and expenses.

ARTICLE II
TERM OF ENGAGEMENT

The Company engages Consultant as a consultant of the Company for a period of one (1) year (the "Engagement"). The Engagement term of one (1) year will automatically renew annually on the anniversary date of this agreement. Consultant hereby accepts such Engagement upon the terms and conditions set forth in this Agreement. Consultant's engagement hereunder may be terminated by either Consultant or the Company at any time after the one year anniversary date, with or without cause, by written notice to the other party not less than ninety (90) days prior to the effective date of such termination. The period that Consultant is engaged by the Company hereunder is sometimes referred to as the "Engagement Term."

ARTICLE III
COMPENSATION

3.1    Compensation. During the Engagement Term, its the Company shall pay to Consultant the following compensation:

(a)    Base Consulting Fee: upon receipt of an invoice from the Consultant a base fee of USD $15,000 per month payable within 15 days of such invoice.

(b)    Technology Licensing Commissions: a commission up to one percent (1.0%) of the up-front licensing revenue sourced and developed by the Consultant. The relative contribution of the Consultant to the project will determine the actual commission percentage and be at the sole discretion of the Company.

(c)    Research and Development Commissions: a commission up to two and a half percent (2.5%) of the research & development revenue sourced and developed solely by the Consultant. The relative contribution of the Consultant to the project will determine the actual commission percentage and be at the sole discretion of the Company.

(d)    commissions due under Sections 3.1(b) and 3.1(c), if any, will be paid by the first business day of the second month following the quarter except for the fourth quarter which will be by the 15th of February of the next year to allow Accounting to adjust for collected revenue. The Company reserves the right to review and modify the commission plan yearly. Commissions will be paid for each received invoice, but shall not be paid until the customer has paid the invoice in full. Consultant shall be eligible for commissions earned by Consultant for such services billed within the Engagement Term which are collected by the Company within a period of up to six (6) months after end of the Engagement Term.

(e)    Stock Option Grant: On January 19, 2016 Consultant was issued a stock option to purchase 200,000 shares of the Company's common stock (the "Option") pursuant to the Company's 2011 Equity Incentive Award Plan (the "Plan") at $1.57 per share. The exercise price per share of the Option was equal to the fair market value per share of the Company's common stock on the date the Option is granted. The term of the Option is for 10 years from the grant date, subject to earlier expiration in the event of the termination of Consultant's services to the Company or as otherwise provided by the Plan. The Option will vest and become exercisable at the rate of per year on the annual anniversary date becoming fully vested after four years, first such vesting period will be January 19, 2017 subject to Consultant's continuous service with the Company through each vesting date. Consultant has received a copy of the Plan and shall adhere thereto.

(f)    Annual Bonus: in respect of each calendar year falling within the Engagement Term, Consultant shall be eligible to earn an annual bonus between zero percent (0%) to forty percent (40%)] of Consultant's annual base fee of USD $180,000 for that calendar year based on the results of operations of the Company, and the performance of Consultant, as determined by the Company in its sole discretion (the "Annual Bonus"). The amount of the Annual Bonus, if any, which is earned by Consultant is subject to Consultant's continued Engagement through December 31 of the applicable calendar year.

3.2    Expenses. During the Engagement Term, Consultant shall be entitled to reimbursement of all business travel of more than 100 kilometers from Budapest, Hungry, entertainment and other business expenses reasonably incurred in the performance of its duties for the Company, upon submission of all receipts and accounts with respect thereto, and approval by the Company thereof. Consultant shall bear all of its own expenses including, but not limited to, maintaining office facilities, administrative staff, communications, general office expenses, government business or personal taxes, licenses, pensions, and health insurance required for Consultant to meet its obligations pursuant to this Agreement, and Consultant shall not be entitled to nor make any claim of demand upon the Company for payment of any such expenses.

ARTICLE IV
COVENANTS OF THE CONSULTANT

4.1    Ownership of Work Product. Consultant hereby expressly agrees that the following shall constitute "Work Product" which shall remain the sole and exclusive property of the Company, or, as applicable, any of its Subsidiaries or Affiliates: all research, discoveries, inventions and innovations (whether or not reduced to practice or documented), improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether patentable or unpatentable, and whether or not reduced to writing), trade secrets (being information about the business of the Company, its Subsidiaries and Affiliates which is (i) considered by the Company or any such Subsidiary or Affiliate to be confidential and (ii) proprietary to the Company or any such Subsidiary or Affiliate and not then generally known to the public) and trademarks, service marks, trade names, trade dress, copyrightable works, and Confidential Information (in whatever form or medium), which both (x) either (i) relate to the Company's, its Subsidiaries' or their Affiliates' actual or anticipated business, research and development or existing or future products or services or (ii) result from any Services performed by Consultant for the Company, its Subsidiaries or any of their Affiliates and (y) are conceived, developed, made or contributed to in whole or in part by Consultant during the Engagement Term. Consultant hereby expressly covenants to the Company that it shall communicate promptly and fully all Work Product to the Company. The monthly fee is deemed to include a reasonable consideration for assignment of all Work Product by Consultant to Company.

(a)    Work Made for Hire. Consultant acknowledges that, unless otherwise agreed in writing by the Company, all Work Product eligible for any form of copyright protection made or contributed to in whole or in part by Consultant in the performance of the Services during the Engagement Term shall be deemed a "work made for hire" under the copyright laws and shall be owned by the Company, its Subsidiaries or Affiliates, as applicable.

(b)    Assignment of Ownership of Work Product and Proprietary Rights. Consultant hereby assigns, transfers and conveys to the Company all right, title and interest in and to all Work Product and all right, title and interest in all proprietary rights whatsoever in and of all such Work Product (the "Proprietary Rights") for the Company's exclusive ownership and use, together with all rights to sue and recover for past and future infringement or misappropriation thereof, provided that if a Subsidiary or Affiliate of the Company is the owner thereof, such assignment, transfer and conveyance shall be made to such Subsidiary or Affiliate, which shall enjoy exclusive ownership and use, together with all rights to sue and recover for past and future infringement or misappropriation thereof.

(c)    Further Instruments and Cooperation. Consultant further covenants and agrees that in connection with the foregoing assignment of its Work Product and all Proprietary Rights therein, at the request of the Company (or its Subsidiaries or Affiliates, as the case may be) at all times during the Engagement Term and thereafter, Consultant will, in all ways, promptly and fully cooperate, give testimony in connection with, and assist the Company (its Subsidiaries or Affiliates, as the case may be) in effecting the purpose of that assignment, in obtaining and, from time to time, in enforcing the Company's Proprietary Rights therein, including but not limited to (i) the execution and delivery of all documents necessary to secure for the Company (its Subsidiaries or Affiliates, as the case may be) such Proprietary Rights and other rights to all Work Product, (ii) the filing of applications for and the taking of other actions required to obtain patents on Consultant's Work Product in any and all countries and (iii) the furnishing of testimony in connection with the Company's enforcement of the Proprietary Rights therein, as the Company may desire (except that it is understood and agreed that Consultant will not be involved in the construction of any such patents), provided that (A) Consultant's obligation to assist the Company in obtaining and enforcing such patents and any other Proprietary Rights shall survive the Engagement Term of this Agreement and (B) in connection with any services Consultant may be requested by the Company to provide in connection with its obligations under this Section 4.1(c), the Company shall compensate Consultant at customary rates paid by the Company for comparable services rendered.

(d)    Inapplicability of Section 4.1 In Certain Circumstances. The Company expressly acknowledges and agrees that, and Consultant is hereby advised that, this Section 4.1 does not apply to any invention for which no equipment, supplies, facilities or Confidential Information (as that term is hereinafter defined) of the Company, its Subsidiaries or any of their Affiliates was used and which was developed entirely on Consultant's own time or on its personnel's own time, unless (i) the invention relates to the business of the Company, its Subsidiaries or any of their Affiliates or to the Company's, its Subsidiaries' or any of their Affiliates' actual or demonstrably anticipated research or development or (ii) the invention results from any Services performed by Consultant for the Company, its Subsidiaries or Affiliates.

4.2    Ownership and Covenant to Return Documents, etc. Consultant agrees that all Work Product and all documents or other tangible materials (whether originals, copies or abstracts), including without limitation, books, records, manuals, files, sales literature, training materials, customer records, correspondence, computer disks or print-out documents, contracts, orders, messages, phone and address lists, invoices and receipts, and all objects associated therewith, which contain Confidential Information or which in any way relate to the business of the Company either furnished to Consultant by the Company, its Subsidiaries or Affiliates or are prepared, compiled or otherwise acquired by Consultant during the Engagement Term of this Agreement, shall be the sole and exclusive property of the Company, such Subsidiaries or such Affiliates. Consultant shall not, except for the use of the Company, its Subsidiaries or Affiliates, use, copy or duplicate any of the aforementioned documents or objects, nor remove them from the facilities of the Company or such Subsidiaries or Affiliates, nor use any information concerning them except for the benefit of the Company, its Subsidiaries and or Affiliates, either during the Engagement Term of the Agreement or thereafter. Consultant agrees to deliver all of the aforementioned documents and objects that may be in its possession to the Company on the termination of its engagement with the Company, or at any other time upon the Company's request.

4.3    Non-Disclosure Covenant. For a period commencing on the date of this Agreement and ending on the last to occur of five (5) years following the date of execution of this Agreement or three (3) years following the date of the termination of the Engagement Term of the Agreement, except as required by law, without the prior written permission of the Company, Consultant shall not, either directly or indirectly, disclose to any "unauthorized person" or use for the benefit of Consultant or any Person other than the Company, its Subsidiaries or their Affiliates, any "Confidential Information," as that term is hereinafter defined. Further, Consultant covenants to the Company that in Consultant's performance of its Services hereunder, Consultant will violate no confidentiality obligations it may have to any other Persons.

(a)    As used herein, the term "Confidential Information" shall mean and include Work Product or any knowledge or information which Consultant acquires from the Company or from any customers, vendors or independent contractors of the Company for the benefit of the Company while Consultant is serving as an advisor to the Company hereunder (whether before or after the date of this Agreement) relating to (i) information about the proprietary technologies, animal and clinical trial results, products, applications, host organisms, fungal gene expression, fungal high throughput screening, equipment, patent applications, know-how, data, reports, contracts, drawings, protocols, production processes of the Company, its Subsidiaries and Affiliates, (ii) the name of any existing or prospective investor, partner, employee, supplier, sales agent or consultant of or to the Company, (iii) any sales plan, sales forecast, marketing material, plan or survey, business or financial plan or strategy, or opportunity, product or service development plan or specification, business proposal or information relating to the present or proposed business of the Company, (iv) the Company's financial statements, analyses, forecasts and projections, books, accounts, records, operating costs and expenses and other financial information about the Company, its Subsidiaries and their Affiliates, (v) internal management tools and systems, costing policies and methods, pricing policies and methods and other methods of doing business, of the Company, its Subsidiaries and their Affiliates, (vi) customers, sales, customer requirements and usages, distributor lists, of the Company, its Subsidiaries and Affiliates, (ix) agreements with customers, vendors, independent contractors, employees and others, of the Company, its Subsidiaries and their Affiliates, (x) existing and future products or services and product development plans, designs, analyses and reports, of the Company, its Subsidiaries and Affiliates, (xi) computer software and data bases developed for the Company, its Subsidiaries and Affiliates, trade secrets, research, records of research, models, designs, drawings, technical data and reports of the Company, its Subsidiaries and Affiliates and (xii) correspondence or other private or confidential matters, information or data whether written, oral or electronic, which is proprietary to the Company, its Subsidiaries and Affiliates and not generally known to the public, provided that the Company expressly acknowledges and agrees that the term "Confidential Information" excludes information which is:

(i)    in the public domain or otherwise generally known to the trade at or subsequent to the time it was communicated to Consultant by the disclosing party through no fault of Consultant;

(ii)    was disclosed to other Persons other than by reason of Consultant's breach of its confidentiality obligations hereunder;

(iii)    was rightfully in Consultant's possession free of any obligation of confidence at or subsequent to the time it was communicated to Consultant by the Company or its personnel or agents;

(iv)    was developed by Consultant or Persons other than the Company, its personnel or agents, independently of and without reference to any information communicated to Consultant by the Company or its personnel;

(v)    learned of by Consultant subsequent to the termination of its engagement by the Company hereunder from any other party not then under an obligation of confidentiality to the Company, its Subsidiaries and Affiliates; or

(vi)    is being disclosed by Consultant in response to a valid order by a court or other governmental body, or otherwise as required by law, or as necessary to establish the rights of either Party under this Agreement.

(b)    For purposes of this Section 4.3, the term "unauthorized person" shall mean any person who is not (i) an officer or director of the Company, or (ii) an employee, officer or director of a Subsidiary or Affiliate of the Company for whom the disclosure of the knowledge or information referred to herein is necessary for its performance of its assigned duties, or (iii) a person expressly authorized by the Company to receive disclosure of such knowledge or information ..

4.4    Anti-Pirating and Non-Interference Covenants. Consultant covenants to the Company that while Consultant is engaged as a consultant by the Company hereunder and for the five (5) year period thereafter (the "Non-Solicitation Period"), Consultant will not, for any reason, directly or indirectly:

(a)    solicit, hire, or otherwise do any act or thing which may induce any Protected Person (as that term is defined in Section 5.8(c) hereof) to terminate his, its or its business relationship with Company, its Subsidiaries and Affiliates, or otherwise interfere with or adversely affect the relationship (contractual or otherwise) of the Company, its Subsidiaries and Affiliates with any then Protected Person; or

(b)    do any act or thing which may interfere with or adversely affect the relationship (contractual or otherwise) of the Company, its Subsidiaries and Affiliates with any then customer or then Protected Person or induce any such customer or Protected Person to cease doing business with the Company, its Subsidiaries and Affiliates.

4.5    Remedies For Breach. Consultant hereby expressly acknowledges that the preservation of the confidentiality of the Company's Confidential Information is absolutely essential to commercial success of the Company, and that the improper use and/or disclosure of the Company's Confidential Information would cause the Company irreparable harm, and loss and damage. If Consultant commits a breach, or threatens to commit a breach, of any of the provisions of this Article IV, the Company and its Subsidiaries shall have the right and remedy, in addition to any other remedy that may be available at law or in equity, to have the provisions of this Article IV specifically enforced by any court having equity jurisdiction (without regard to the arbitration provisions of Section 5.9 hereof), by the entry of temporary, preliminary and permanent injunctions and orders of specific performance, together with an accounting therefore, it being expressly acknowledged and agreed by Consultant that any such breach or threatened breach will cause irreparable injury to the Company and its Subsidiaries and that money damages will not provide an adequate remedy to the Company and its Subsidiaries. Such injunction shall be available without the posting of any bond or other security, and Consultant hereby consents to the issuance of such injunction. The Consultant further agrees that any such injunctive relief obtained by the Company or its Subsidiaries shall be in addition to, and not in lieu of, monetary damages and any other remedies to which the Company or its Subsidiaries may be entitled. Further, in the event of an alleged breach or violation by Consultant of any of the provisions of Sections 4.4 or 4.5 hereof, the period of time in which Consultant has covenanted to the Company to refrain from engaging in the applicable activity shall be tolled until such breach or violation has been cured. The parties agree that in the event of the institution of any action at law or in equity by either party to enforce the provisions of this Article IV, the losing party shall pay all of the costs and expenses of the prevailing party, including reasonable legal fees, incurred in connection therewith. If any covenant contained in this Article IV, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of such covenant or any other covenants, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to modify such covenant to the least extent necessary to render it enforceable and, in its modified form, said covenant shall then be enforceable.

ARTICLE V
GENERAL

5.1    Assignment. Consultant expressly agrees for itself and its successors-in-interest, that this Agreement and its obligations, rights, interests and benefits hereunder are personal to it in nature, and shall not be assigned, except in connection with the a sale of all or substantially all of the assets of Consultant and with the consent of the Company, which consent shall not be unreasonably withheld, provided that this Agreement shall be assignable and transferable by the Company to any successor-in-interest who acquires all or substantially all of the assets of the Company without the consent of Consultant, further provided that the Company shall not be relieved of its obligations to Consultant hereunder unless such successor-in-interest executes a written instrument assuming all of the Company's obligations under this Agreement and reasonably promptly furnishes a copy of same to Consultant.

5.2    Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the Party to be notified or upon deposit in the United States Post Office certified or registered mail or with an air courier, postage and fees prepaid, addressed to the Company at : Nieuwe Kanaal 7, 6709 PA Wageningen, The Netherlands, with a copy to CEO, Dyadic International, Inc. Suite 404, 140 lntracoastal Pointe Drive, Jupiter, Florida 33477 USA or to Consultant at the address set forth below Consultant's signature on this Agreement, or at such other address as a Party may designate by ten (10) day's advance written notice to the other Party. Notwithstanding the foregoing, notice may be given by fax, provided that appropriate confirmation of receipt is received.

5.3    Governing Law. This Agreement shall be subject to and governed by the laws of the Netherlands without regard to any choice of law or conflicts of law rules or provisions (whether of the

Netherlands or any other jurisdiction), irrespective of the fact that Consultant may become a resident of a different state or country.

5.4    Binding Effect. The Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Consultant and its executors, administrators, personal Consultants and heirs.

5.5    Complete Understanding. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understanding with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

5.6    Amendments. No change, modification or amendment of any provision of this Agreement shall be valid unless made in writing and signed by all of the parties hereto.

5.7    Waiver. The waiver by the Company of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any subsequent breach by Consultant. The waiver by Consultant of a breach of any provision of this Agreement by the Company shall not operate as a waiver of any subsequent breach by the Company.

5.8    Certain Definitions. As used herein, the following terms shall have the meanings indicated below:

(a)    "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with that Person, provided that, for purposes of this definition, the terms "controls," "controlled by," or "under common control with" shall mean that Person's possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

(b)    "Person" shall mean an individual, partnership, Limited Liability Company, trust, estate, association, corporation, governmental body, or other juridical being.

(c)    "Protected Person" shall mean any employee, contract manufacturer, supplier, vendor, research collaborator, sales agent, Consultant, consultant, agent, advisor, independent contractor, or business collaborator of the Company, its Subsidiaries or their Affiliates.

(d)    "Subsidiary" means, with respect to any person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or entity or one or more of the other Subsidiaries of such person or entity or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any person or entity or one or more Subsidiaries of such person or entity or a combination thereof For purposes hereof, a person or persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such person or persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

5.9    Dispute. Subject to the provisions of Section 4.6 hereof, any dispute or claim arising out of or in connection with this Agreement shall be exclusively submitted to the District Court of Midden Nederland.

5.10    Attorneys' Fees. In the event that it is necessary for either Party to undertake to enforce any of the terms, conditions or rights set forth herein, or defend against any such action, the prevailing party in such action shall be entitled to recover from the other Party all reasonable attorneys' fees, costs and expenses relating to such action.

5.11    Severability. If any portion of this Agreement shall be for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect.

5.12    Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

5.13    Counterparts. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by one of its duly authorized officers and its corporate seal to be hereunto affixed, and Consultant has hereunto set its hand on the day and year first above written.

COMPANY:		SKY BLUE BIOTECH KFT:

/s/ Ronen Tchelet
DYADIC NEDERLAND B.V.		Name: Ronen Tchelet

By:	/s/ M.A. Emalfarb
Name: M.A. Emalfarb
Title: Director

RONEN TCHELET:

/s/ Ronen Tchelet
Name: Ronen Tchelet